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                                                                   EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 29, 1996 relating to the financial statements of Rouge Steel Company, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1995 listed under Item 14(a) of Rouge Steel Company's Annual Report on Form 10-K for the year ended December 31, 1995 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statement Schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
PRICE WATERHOUSE LLP
Detroit, Michigan
November 14, 1996